FOR IMMEDIATE RELEASE

Contact:	KVH Industries, Inc. Peter Rendall 401-847-3327 prendall@kvh.com	FTI Consulting Christine Mohrmann 212-850-5600

KVH INDUSTRIES, INC. ANNOUNCES CHANGE IN AUDITOR
MIDDLETOWN, RI, June 6, 2014 -- KVH Industries, Inc., (Nasdaq: KVHI) announced today that, effective June 6, 2014, it has changed its auditor from KPMG LLP (KPMG) to Grant Thornton LLP (Grant Thornton) for the year ending December 31, 2014. The change was made following a solicitation of proposals from several accounting firms and was approved by the Audit Committee of the Board of Directors of KVH.
KVH has previously distributed a proxy statement to its stockholders in connection with the solicitation of proxies for the upcoming 2014 Annual Meeting of Stockholders to be held on June 11, 2014. This press release is intended to supplement and update the information contained in the proxy statement.
As a result of the engagement of Grant Thornton, KVH no longer expects that representatives of KPMG LLP will be present at the annual meeting.
There has been no change in the matters to be voted upon at the annual meeting or to the proxy cards and voting instruction forms previously distributed to stockholders. KVH will not be distributing new proxy cards or voting instruction forms. Stockholders who have already voted in accordance with the instructions contained in the proxy statement and related materials do not need to submit new proxy cards or give new voting instructions unless they wish to change their votes. Stockholders who have not yet voted can still use the proxy cards and voting instruction forms previously provided to them. KVH encourages stockholders to review the proxy statement carefully before voting.
Supplemental Disclosure For The Proxy Statement
As supplemental disclosure, KVH is providing stockholders with the following information, which has been reported by KVH in a current report on Form 8-K filed with the Securities and Exchange Commission on June 6, 2014:
During KVH’s two most recent fiscal years and the subsequent interim period preceding the engagement of Grant Thornton as KVH’s independent registered public accounting firm, neither KVH nor anyone acting on KVH’s behalf consulted Grant Thornton regarding any of the matters referred to in Item 304(a)(2) of Regulation S-K.
KPMG’s reports on KVH’s consolidated financial statements for the two most recent fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.
During KVH’s two most recent fiscal years and the subsequent interim period preceding the termination of KPMG as its independent registered public accounting firm, (a) there were no “disagreements” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K) between KPMG and KVH on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of KPMG, would have caused it to make reference to the subject matter of the disagreement in connection with its report on KVH’s consolidated financial statements and (b) there were no “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K), except as described below.

In its annual report on Form 10-K for the year ended December 31, 2012, KVH reported a material weakness in its internal control over financial reporting arising from a fraudulent scheme by the most senior member of its accounting staff at its Danish subsidiary to misappropriate assets from KVH over a period of at least three years. The scheme included fraudulent wire transfers to a personal bank account, fraudulent documentation, forged signatures and use of a corporate credit card for personal expenses. For the three years ended December 31, 2013, the aggregate amount of misappropriated funds in any year ranged from approximately $118,000 to $250,000. KVH recovered these losses in 2013 through its insurance policies. Management’s assessment of the effectiveness of KVH’s internal control over financial reporting at December 31, 2012 identified the following control deficiencies at its Danish subsidiary as a material weakness: (i) override of access controls over banking security devices and personal identification numbers enabling the unauthorized execution of wire transfers, (ii) ineffective review controls over the supporting documentation by the subsidiary country general manager over expenditures and expenses, and (iii) override of review controls designed to address the accuracy and approval of manual journal entries at the Danish subsidiary. As a result of this material weakness, KPMG’s report on KVH’s internal control over financial reporting concluded that KVH did not maintain effective internal control over financial reporting as of December 31, 2012.
As described in KVH’s annual report on Form 10-K for the year ended December 31, 2013, management implemented a remediation plan and concluded that, as of December 31, 2013, the material weakness had been remediated and its internal control over financial reporting was effective. The Audit Committee of KVH’s Board of Directors discussed this material weakness with KPMG following the discovery of the fraudulent scheme and on several other occasions during the remediation period.
The Audit Committee of KVH’s Board of Directors has authorized KPMG to respond fully to the inquiries of Grant Thornton concerning this material weakness.
About KVH Industries, Inc.
KVH Industries, Inc., is a leading manufacturer of solutions that provide global high-speed Internet, television, and voice services via satellite to mobile users at sea, on land, and in the air as well as a leading provider of commercially-licensed news, sports, music, movies and training video content to commercial and leisure customers in the maritime, hotel, and retail markets. KVH is also a premier manufacturer of high-performance navigational sensors and integrated inertial systems for defense and commercial guidance and stabilization applications. The company is headquartered in Middletown, Rhode Island, with sales offices in the United Kingdom, Denmark, Norway, Singapore, Japan, and Cyprus, as well as a subsidiary in Brazil that manages local sales.